Exhibit 99.1

iBio Reports Fiscal First Quarter 2025 Financial Results

•  Advanced myostatin program with dosing underway in non-human primate study

SAN DIEGO, November 12, 2024 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO) today reported financial results for the fiscal first quarter ended September 30, 2024 and provided a corporate update on its progress.

“In our fiscal first quarter we advanced our collaboration with AstralBio, manufacturing and dosing a lead molecule with therapeutic potential for muscle wasting and obesity in non-human primate in vivo studies and progressing early work on additional targets.  We strengthened our leadership team by hiring a seasoned business development executive, Kristi Sarno—a move essential to our efforts to critically enable new partners in antibody development for challenging targets,” said CEO and Chief Scientific Officer Dr. Martin Brenner, Ph.D. “We are pleased with our rapid progress and look forward to sharing data and further developments in the coming months as we work to advance our pipeline to the clinic in cardiometabolic diseases and obesity.”

Fiscal First Quarter 2025 & Recent Corporate Updates:

•

In collaboration with AstralBio, rapidly advanced the joint myostatin program for cardiometabolic disease and obesity utilizing iBio’s technology stack and have manufactured and dosed the lead molecule with therapeutic potential for treatment muscle wasting and obesity in a non-cGMP in vivo non-human primates (NHP) study with potential early readouts of the NHP in early 2025.

•	Expanded the executive leadership team with the appointment of Kristi Sarno, Senior Vice President of Business Development, effective August 1, 2024.

Fiscal First Quarter 2025 Financial Results:

•	No revenue was reported for the first quarter ended September 30, 2024.

•

R&D and G&A expenses for the first quarter of fiscal 2025 totaled approximately $4.1 million as compared to $5.2 million in the same period of fiscal year 2024, a decrease of approximately 20%. This decrease reflects the Company’s cash preservation strategy and focus on collaboration partnerships. Net loss from continuing operations for the first quarter ended September 30, 2024, was approximately $4.0 million, or $0.46 per share, compared to a net loss of approximately $5.1 million, or $4.24 per share, in the same period of 2024.

•	Cash, cash equivalents and restricted cash as of September 30, 2024 was approximately $11.3 million, inclusive of $0.2 million of restricted cash.

About iBio, Inc.

iBio is an AI-driven innovator that develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard to target cancers, and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the Company’s ability to build its pipeline in cardiometabolic diseases and obesity; the hiring of a business development executive by the Company resulting in critically enabling new partners in antibody development for challenging targets; the success of the Company’s development of next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes in prospectively enabling the discovery of new antibody treatments for hard to target cancers and other diseases; having initial data in early 2025 from non-the cGMP in vivo non-human primates (NHP) study; continuing to advance toward iBio’s goal of decreasing drug failures, shortening drug development timelines and opening up new frontiers against the most promising targets, and iBio’s ability to build a pipeline in obesity and other cardiometabolic diseases. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company’s ability to build its pipeline in cardiometabolic diseases and obesity; the ability to complete the non-cGMP in vivo non-human primates (NHP) study, the success of the Company’s development of next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes in prospectively enabling the discovery of new antibody treatments for hard to target cancers and other diseases; iBio’s ability to advance its goal of decreasing drug failures, shortening drug development timelines and opening up new frontiers against the most promising targets, and the ability to build a pipeline in obesity and other cardiometabolic diseases, the ability to finance when needed and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, iBio, Inc.  specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Susan Thomas
iBio, Inc.
Media Relations
susan.thomas@ibioinc.com